Exhibit 4.1

                          Amendment to Rights Agreement

                       ADVANCED MACHINE VISION CORPORATION
                          AMENDMENT TO RIGHTS AGREEMENT


       AMENDMENT,  dated  as of  December  22,  1998,  to  that  certain  RIGHTS
AGREEMENT, dated as of February 27, 1998, between Advanced Machine Vision corporation, a California corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent").

       WHEREAS, the Company and FMC Corporation ("FMC") entered into a Series B Preferred Stock Purchase Agreement as of October 14, 1998 pursuant to which the Company issued to FMC 119,106 shares of Series B Preferred Stock convertible into 1,191,060 shares of Class A Common Stock of the Company;

       WHEREAS, the Company and FMC entered into an Option Agreement dated as of October 14, 1998 pursuant to which FMC has the option to purchase from the Company the number of shares of Class A Common Stock equal to 15% of the outstanding shares of Class A and Class B Common Stock on the exercise date;

       WHEREAS, FMC may in the future desire to purchase additional shares of Common Stock of the Company from persons other than the Company, which purchases might cause FMC to become an Acquiring Person under the Rights Agreement, depending on the interpretation of the Rights Agreement; and

       WHEREAS, the Board of Directors of the Company has authorized this Amendment to the Rights Agreement, pursuant to Section 27 of the Rights Agreement.

       NOW, THEREFORE, BE IT RESOLVED, that the Rights Agreement is hereby amended to provide that FMC's purchase of up to 1,600,000 additional shares of Common Stock from persons other than the Company shall not be deemed a Triggering Event, shall not cause FMC to become an Acquiring Person and shall not entitle the holder of any Rights Certificates to exercise any rights evidenced thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be duly executed and attested, all as of the date first above written.


ADVANCED MACHINE VISION CORPORATION         AMERICAN STOCK TRANSFER &
                                            TRUST COMPANY

    /s/ Alan R. Steel                            /s/ Herbert J. Lemmer
By:______________________________           By:_________________________________

Name:  Alan R.  Steel                       Name:  Herbert J. Lemmer

Title:  Vice President, Finance & CFO       Title:  Vice President